Exhibit 1.1

Advisors Disciplined Trust 2354

Trust Agreement

Dated: August 25, 2026

This Trust Agreement among Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Advisors Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After May 1, 2016” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

W i t n e s s e t h  T h a t:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1.           The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.           The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Understanding Your Investment—Statement of Financial Condition—Number of units” in the Prospectus for the Trust.

3.           The Depositor is authorized to enter into agreements with issuers of Fund Shares to the extent required to rely on the exemption provided by Rule 12d1-4 under the Investment Company Act of 1940.

4.          Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee’s unit investment trust division office is located at 240 Greenwich Street, New York, NY 10286.

5.          The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Understanding Your Investment—Statement of Financial Condition—Number of units” in the Prospectus for the Trust.

6.           The term “Deferred Sales Charge Payment Dates” for a Trust shall mean the dates specified for deferred sales fee installments under “Investment Summary—Fees and Expenses” in the Prospectus for the Trust.

7.          The term “Distribution Date” for a Trust shall mean the “Distribution dates” set forth under “Investment Summary—Essential Information” in the Prospectus for the Trust.

8.         The term “Mandatory Termination Date” for a Trust shall mean the “Termination date” set forth under “Investment Summary—Essential Information” in the Prospectus for the Trust.

9.         The term “Record Date” for a Trust shall mean the “Record dates” set forth under “Investment Summary—Essential Information” in the Prospectus for the Trust.

10.         For purposes of the definition of the term “Income Distribution”, Section 3.05(b)(ii)(B) shall apply to any Trust that is a RIC that has monthly Distribution and Record Dates and Section 3.05(b)(ii)(A) shall apply to all other Trusts.

11.         The Depositor’s annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under “Investment Summary—Fees and Expenses—Annual operating expenses—Supervisory, evaluation and administration fees” in the Prospectus for the Trust.

12.         The Trustee’s annual compensation as set forth under Section 7.04 shall be $0.0105 per Unit.

13.         Section 1.01(50) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(50) ‘Rollover Distribution’ shall have the meaning assigned to it in Section 6.04.”

14.         Section 1.01(51) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“(51) ‘Rollover Unitholder’ shall have the meaning assigned to it in Section 6.04.”

15.         Section 1.01(52) is replaced in its entirety with the following:

“(52) ‘Securities’ shall mean the securities of corporations or other entities, including Contract Securities, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as a part of the Trusts.”

16.         The first sentence of Section 3.02 is replaced in its entirety with the following:

“The Trustee shall collect the dividends, interest and other similar income distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12) and credit such income to a separate account for each Trust to be known as the ‘Income Account.’”

17.        The first sentence (leading into sub-paragraphs (i)-(v)) of Section 3.05(a) is replaced in its entirety with the following:

“On or promptly after the last Business Day of each month, the Trustee shall satisfy itself as to the adequacy of the Reserve Account, making any further credits thereto as may appear appropriate in accordance with Section 3.04 and shall then with respect to each Trust:”

18.         The following sentences are added to the end of Section 3.06 of the Standard Terms and Conditions of Trust:

“The Trustee may furnish such statement by posting it to a website that is set forth in the Trust’s Prospectus (which may be a publicly available website). A Unitholder may request delivery of such statement by contacting the Depositor at the applicable phone number in the Trust’s Prospectus.”

19.         Section 3.07(a)(i) through (iv) is replaced in its entirety with the following:

“(i) that there has been a default on any of the Securities in the payment of dividends, interest, principal or other payments, after declared and when due and payable;

(ii) that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends, interest, principal or other payments on Securities after declared and when due and payable, or that there exists any legal question or impediment affecting such Securities or the payment of dividends, interest, principal or other payments from the same;

(iii) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends, interest, principal, or other payments after declared and when due and payable, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

(iv) that there has been a default in the payment of dividends, interest, principal, income, premium or other similar payments, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;”

20.        Section 3.09 is replaced in its entirety with the following:

“Section 3.09. Notice and Sale by Trustee. If at any time dividends, interest, principal or other payments, after declared and when due and payable, on any of the Securities shall not have been paid within thirty (30) days, the Trustee shall notify the Depositor thereof. If within thirty (30) days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee may in its discretion sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale.”

21.       Section 3.10(d)(i) is replaced in its entirety with the following:

“(i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(g) shall thereupon perform all duties and be entitled to all rights under this Indenture. The successor Depositor shall not be under any liability hereunder for occurrences or omissions prior to the execution of such instrument. Notice of such resignation and appointment of a successor depositor shall be delivered by the Trustee to each Unitholder then of record.”

22.       The second sentence of Section 3.15 is replaced in its entirety with the following:

“For Trusts in which the applicable Prospectus provides for daily accrual of the Creation and Development Fee, the Creation and Development Fee will accrue on a daily basis from the day after the conclusion of the initial offering period through the Trust’s Mandatory Termination Date. Such a Creation and Development Fee will accrue at a daily rate of the total fixed dollar Creation and Development Fee amount stated in the applicable Prospectus divided by the number of days from the day after the conclusion of the initial offering period through the Trust’s Mandatory Termination Date.”

23.       The eighth sentence of Section 3.15 is deleted in its entirety.

24.       The first sentence of the third paragraph of Section 6.02(d) is replaced in its entirety with the following:

“If the Depositor does not elect to purchase any Units of a Trust tendered to the Trustee for redemption, or if Units are being tendered by the Depositor for redemption, that portion of the Redemption Price which represents dividends or interest shall be withdrawn from the Income Account of such Trust to the extent available.”

In Witness Whereof, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

Advisors Asset Management, Inc.

By	/s/ALEX R. MEITZNER
Senior Vice President

The Bank of New York Mellon

By	/s/MARGARITA KALANTAROVA
Vice President

Schedule A to Trust Agreement

Securities Initially Deposited

in

Advisors Disciplined Trust 2354

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Investment Summary—Portfolio” in the Prospectus for each Trust.